Summary Translation	Exhibit 4.27

Loan Agreement

Contract No. : 2012JIYINDAIZIDI12100669

Borrower : Hebei Xuhua Trading Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : August 30, 2012

Loan Amount : RMB50,000,000

Length of maturity : From August 30, 2012 to August 29, 2013

Use of Loan : Working Capital

Loan Interest : 6.90%

Date of Draft :August 30, 2012

Withdrawal Amount : RMB50,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :August 29, 2013

Loan Guarantee : Guaranty of Pledge, Guaranty of Mortgage

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2012JIYINZUIQUANZHIZIDI12140160.

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Mortgage Contract with the lender, with the contract no.2012JIYINZUIBAOZIDI12120243.